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Exhibit 10.24

LIBERTY JAPAN, INC.

FORM OF STOCKHOLDERS' AGREEMENT

        THIS STOCKHOLDERS' AGREEMENT (the "Agreement") is entered into as of May 21, 2004 (the "Effective Date"), by and among LIBERTY MEDIA CORPORATION, a Delaware corporation ("LMC"), LIBERTY JAPAN VI, LLC, a Delaware limited liability company ("Japan VI"), LIBERTY MEDIA INTERNATIONAL, INC., a Delaware corporation ("LMI"), LIBERTY MEDIA INTERNATIONAL HOLDINGS, LLC, a Delaware limited liability company ("LMINT LLC"), LIBERTY HOLDINGS JAPAN, INC., a Delaware corporation ("Holdings Japan"), and LIBERTY JAPAN, INC., a Delaware corporation (the "Corporation"). Each of Japan VI and Holdings Japan is referred to in this Agreement individually as a "Shareholder" or as a "Stockholder," and are referred to together in this Agreement as the "Shareholders" or as the "Stockholders."

Recitals

        The Stockholders own all of the issued and outstanding Class A Shares and Class B Shares of the Corporation, as follows:

Shareholder	Class	Number of Shares	Percentage of Issued and Outstanding in Class
Japan VI	Class B Common	2	100%
Holdings Japan	Class A Common	9998	100%

        The Corporation owns an interest in Jupiter Telecommunications Co., Ltd. ("J-Com").

        In consideration of the mutual promises and covenants contained in this Agreement and intending to be legally bound, the parties agree as follows:

Agreement

        1.     Definitions. The following terms, when used in this Agreement, have the meanings set forth below:

          (a)   "Affiliate" means, with respect to any Person, any Person that directly or indirectly Controls, is Controlled by, or is under common Control with such Person.

          (b)   "Business Day" means any day other than Saturday, Sunday or a day on which banking institutions in Denver, Colorado, are required or authorized to be closed.

          (c)   "Change of Control" means any transaction, however structured, that would result in any Person that LMC does not Control having record or beneficial ownership of the Class B Shares.

          (d)   "Class A Directors" has the meaning specified in Section 4(a)(ii).

          (e)   "Class A Shares" means shares of Class A common stock, par value $.01 per share, of the Corporation and any security received in exchange or substitution for such stock.

          (f)    "Class B Directors" has the meaning specified in Section 4(a)(iii).

          (g)   "Class B Shares" means shares of Class B common stock, par value $.01 per share, of the Corporation and any security received in exchange or substitution for such stock.

          (h)   "Control" means the ownership, directly or indirectly, of equity interests in a Person representing more than 50% of the ordinary voting power, or, in the case of a partnership, more than 50% of the general partnership interests.

          (i)    "Controlled Affiliate" means, with respect to any Person, any Person that such first Person directly or indirectly Controls.

          (j)    "Current Class A Shareholder" means Holdings Japan or any permitted successor then holding at least a majority of the issued and outstanding Class A Shares.

          (k)   "Current Class B Shareholder" means Japan VI or any permitted successor then holding at least a majority of the issued and outstanding Class B Shares.

          (l)    "Effective Date" has the meaning specified in the preamble to this Agreement.

          (m)  "Event of Default" means (i) a breach or default for which a waiver has not been granted under any J-Com Material Agreement; or (ii) any action or inaction that would prevent any of LMC, any Controlled Affiliate of LMC, the Corporation, any Controlled Affiliate of the Corporation, any J-Com Investee, or J-Com or its subsidiaries, should some contingency occur in the future, from being able to comply with its obligations or to procure compliance by its Controlled Affiliates (including, in the case of LMC, the Corporation or any J-Com Investee) with their obligations under any J-Com Material Agreement.

          (n)   "J-Com Investee" means any Person through which the Corporation holds an interest in J-Com.

          (o)   "J-Com Material Agreement" means any agreement to which any of LMC, any Controlled Affiliate of LMC, the Corporation, any Controlled Affiliate of the Corporation, or any J-Com Investee, and any material agreement to which J-Com or its subsidiaries, is a party or by which any of them or their respective assets or properties are bound or affected that is in effect on the Effective Date, or is contemplated specifically by any such agreement that is in effect on the Effective Date, and that relates, directly or indirectly, to J-COM, including, without limitation, the ¥140,000,000,000 Term and Revolving Facilities Agreement dated January 31, 2003 for J-Com Finance Co., Ltd., as Borrower, Jupiter Telecommunications Co., Ltd., as Obligor, arranged by BA Asia Limited, The Bank of Tokyo-Mitsubishi, Ltd., CitiBank, N.A., Tokyo Branch, Mizuho Corporate Bank, Ltd., Sumitomo Mitsui Banking Corporation with CitiBank, N.A., Tokyo Branch, acting as Administrative Agent, and Sumitomo Mitsui Banking Corporation, acting as Security Agent (the "Facilities Agreement"), the Principal Shareholders Agreement dated February 1, 2003 among LMC, the Corporation, Liberty Jupiter, Inc., Liberty Japan II, Inc., Liberty Jupiter Finance, Inc., J-Com Finance Co., Ltd., J-Com, Sumitomo Mitsui Banking Corporation, Citibank, N.A. and the financial institutions listed in Schedule 1 thereto (the "PSA"), the Shareholders Agreement between Sumitomo Corporation, LMC, the Corporation, Liberty Jupiter, Inc., Liberty Japan II, Inc., Microsoft Corporation and Microsoft Holdings V, Inc. dated February 1, 2003, as amended by a Deed of Adherence dated March 27, 2003 with respect to Liberty Kanto, Inc. and by a Deed of Adherence dated May 16, 2003 with respect to Liberty Japan IV, Inc. ("Three-Party Shareholders Agreement"), and the Two-Party Shareholders Agreement between Sumitomo Corporation, LMC, the Corporation, Liberty Jupiter, Inc., and Liberty Japan II, Inc., dated February 1, 2003, as amended by a Deed of Adherence dated March 27, 2003 with respect to Liberty Kanto, Inc. and by a Deed of Adherence dated May 16, 2003 with respect to Liberty Japan IV, Inc. ("Two-Party Shareholders Agreement").

          (p)   "Person" means a human being or a corporation, partnership, limited liability company, trust, unincorporated organization, association or other entity.

          (q)   "Shares" means the Class A Shares and the Class B Shares.

          (r)   "Transfer" means a sale, exchange, assignment, pledge, grant of a security interest, or other disposition (whether voluntary, involuntary or by merger, operation of law or otherwise) or a Change of Control.

        2.     Class B Share Transfer Restrictions. Neither LMC nor Japan VI will directly or indirectly Transfer or agree to Transfer any Class B Shares except (a) by a Transfer of Class B Shares to Holdings Japan or the Corporation in accordance with this Agreement, (b) with the prior written consent of Holdings Japan and the Corporation, or (c) to a Controlled Affiliate of LMC that continues to be a Controlled Affiliate of LMC at all times while it owns any Class B Shares, in the case of (c), so long as any such Transfer does not subject LMI or any Affiliate of LMI or the Corporation to any additional legal requirements or restrictions or to any additional liability or obligation.

        3.     Repurchase or Acquisition of Class B Shares.

          (a)   Repurchase Right. The Corporation will have the right (but not the obligation) to repurchase all (but not less than all) of the Class B Shares for total consideration of U.S.$1.00 per Class B Share in cash, subject to adjustment as provided in Section 3(c) (the "Repurchase Consideration") at any time if such repurchase would not result in an Event of Default (the "Repurchase Right"). The Corporation will exercise the Repurchase Right by delivering written notice of exercise (the "Repurchase Notice") to the holder of the Class B Shares specifying the date on which the Class B Shares will be repurchased pursuant to exercise of the Repurchase Right (the "Repurchase Date"). On the Repurchase Date, the holder of the Class B Shares will deliver any certificates evidencing the Class B Shares to the Corporation, duly endorsed for transfer in blank or with duly executed stock powers, free and clear of any liens, claims, or encumbrances of any kind, except pursuant to this Agreement, and the Corporation will deliver the Repurchase Consideration to the holder of the Class B Shares.

          (b)   Acquisition Right. LMI (or its written designee) will have the right (but not the obligation) to acquire all (but not less than all) of the Class B Shares for total consideration of U.S.$1.00 per Class B Share in cash, subject to adjustment as provided in Section 3(c) (the "Purchase Consideration") at any time if such acquisition would not result in an Event of Default (the "Acquisition Right"). LMI (or its written designee) will exercise the Acquisition Right by delivering written notice of exercise (the "Acquisition Notice") to the holder of the Class B Shares and to the Corporation specifying the date on which LMI (or its written designee) will acquire the Class B Shares pursuant to exercise of the Acquisition Right, which will be not less than five Business Days or more than ten Business Days after the date of the Acquisition Notice unless LMI (or its written designee), the holder of the Class B Shares, and the Corporation otherwise agree (the "Acquisition Date"); provided, however, that (i) if the Corporation notifies LMI (or its written designee) at any time prior to the Acquisition Date that exercise of the Acquisition Right at that time would result in an Event of Default, then the Acquisition Notice will be deemed to be rescinded and void ab initio, and (ii) if the Corporation delivers a Repurchase Notice at any time prior to the Acquisition Date, such Repurchase Notice will supercede the Acquisition Notice and the Acquisition Notice will be deemed to be rescinded and void ab initio. On the Acquisition Date, the holder of the Class B Shares will deliver any certificates evidencing the Class B Shares to LMI (or its written designee), duly endorsed for transfer in blank or with duly executed stock powers, free and clear of any liens, claims, or encumbrances of any kind, except pursuant to this Agreement, and LMI (or its written designee) will deliver the Purchase Consideration to the holder of the Class B Shares.

          (c)   Adjustment. If the Corporation at any time or from time to time after the Effective Date effects a subdivision of the outstanding Class B Shares into a larger number of shares, the per share price for purposes of determining the Repurchase Consideration and the Purchase Consideration then in effect immediately before that subdivision will be proportionately decreased, and, conversely, if the Corporation at any time or from time to time after the Effective Date combines the outstanding Class B Shares into a smaller number of shares, the per share price for purposes of determining the Repurchase Consideration and the Purchase Consideration then in effect immediately before that combination will be proportionately increased. Any adjustment under this Section 3(c) will become effective at the time that any subdivision or combination of the Class B Shares becomes effective.

        4.     Board of Directors.

          (a)   Election of Directors. Each Shareholder shall from time to time take such action, in its capacity as a direct or indirect shareholder of the Corporation, including the voting or causing to be voted of all voting stock owned or controlled by such Shareholder, as may be necessary to cause the Corporation to be managed at all times by a Board of Directors composed as follows:

            (i)    The authorized number of directors on the Board shall be no less than three (3) and shall be an odd number, not an even number;

            (ii)   That number of directors constituting one less than a majority of the full Board shall be designated by the Current Class A Shareholder (the "Class A Directors"); and

            (iii)  The remaining directors, which shall constitute a majority of the full Board, shall be designated by the Current Class B Shareholder (the "Class B Directors").

          (b)   Covenant to Vote. Each of the Shareholders agrees to vote or cause to be voted, in person or by proxy, all of the Shares owned or controlled by such Shareholder and entitled to vote at any annual or special meeting of the shareholders of the Corporation called for the purpose of voting on the election of directors ("Voting Stock"), or to execute a written consent in lieu thereof, in favor of the election or removal of the directors in accordance with this Section 4 and shall take all other necessary or desirable actions within its control (including attending all meetings in person or by proxy for purposes of obtaining a quorum and executing all written consents in lieu of meetings, as applicable), and the Corporation shall take all necessary and desirable actions within its control (including calling special meetings of the Board of Directors and shareholders) to effectuate the provisions of this Section 4.

          (c)   Removal of Directors.

            (i)    At all times, the Current Class A Shareholder shall have the right to require the removal, without cause, of any Class A Director, and no other Person shall have any rights to remove any Class A Director. At all times, the Current Class B Shareholder shall have the right to require the removal, without cause, of any Class B Director, and no other Person shall have any rights to remove any Class B Director.

            (ii)   If the Current Class A Shareholder or the Current Class B Shareholder, as the case may be, shall, in accordance with its rights specified herein, require the removal of any Class A Director or any Class B Director, then each of the other Shareholders hereby agrees to join with the Current Class A Shareholder or the Current Class B Shareholder, as the case may be, in effecting such removal as described above, and, in its capacity as a shareholder of the Corporation, to use its best efforts to cause the Corporation either to promptly hold a special meeting of shareholders and to vote or cause to be voted, in person or by proxy, all Shares owned or controlled by such Shareholder and entitled to vote at such meeting or to execute a written consent in lieu thereof, as the case may be, effecting such removal.

          (d)   Vacancies. Except as described below, if a vacancy is created on the Board by reason of the death, disability, removal or resignation of any director or otherwise, (i) such vacancy may be filled by the remaining directors in accordance with the selection procedures of Section 4(a), with respect to any Class A Director, after obtaining the designation of the Current Class A Shareholder, and (ii) such vacancy may be filled by the remaining directors in accordance with the selection procedures of Section 4(a), with respect to any Class B Director, after obtaining the designation of the Current Class B Shareholder. If not so filled by the remaining directors, each of the Shareholders hereby agrees, in its capacity as a shareholder of the Corporation, to elect a director to fill such vacancy in accordance with the selection procedures set forth in Section 4(a). Upon the designation of a successor director, each of the Shareholders hereby agrees, in its capacity as a shareholder of the Corporation, to use its best efforts to cause the Corporation either to promptly hold a special meeting of shareholders or to execute a written consent in lieu thereof, and each of the Shareholders hereby agrees to vote or cause to be voted all of the Common Stock owned or controlled by such Shareholder and entitled to vote at such meeting, in person or by proxy, or pursuant to such written consent of shareholders, in favor of the person or persons selected in accordance with Section 4(a) to fill such vacancy and, if necessary, in favor of removing any director elected to fill such vacancy other than in accordance with the provisions of this Section 4.

          (e)   Quorum. For purposes of meetings of the Board, the bylaws shall provide that a majority of the total number of directors shall constitute a quorum.

          (f)    No Inconsistent Agreements. Each Shareholder represents that such Shareholder has not granted and is not a party to any proxy, voting trust, or other agreement that is inconsistent with or conflicts with the provisions of this Agreement, and no Shareholder shall grant any proxy or become party to any voting trust or other agreement that is inconsistent with or conflicts with the provisions of this Agreement. Notwithstanding the foregoing, each Shareholder may, from time to time, grant a proxy to any Shareholder or become party to a voting trust or agreement with any Shareholder that is not otherwise inconsistent with and does not conflict with the provisions of this Agreement.

        5.     Veto Rights. If any of the following actions are presented to the stockholders of the Corporation for approval and the Shareholders do not unanimously agree to vote in favor thereof, each Shareholder agrees to vote against the taking of such action or actions:

          (a)   any amendment, alteration, or repeal of any provision of the Corporation's certificate of incorporation or any addition or insertion of other provisions in the Corporation's certificate of incorporation, including those that may be effected pursuant to any merger, consolidation or otherwise, other than an amendment solely for the purpose of changing the name of the Corporation;

          (b)   any adoption, amendment, or repeal of any provision of the Corporation's bylaws, including those that may be effected pursuant to any merger, consolidation or otherwise (except any adoption, amendment, or repeal of any provision of the Corporation's bylaws by the Corporation's Board of Directors with the approval of at least 75% of the total number of directors);

          (c)   a merger or consolidation of the Corporation with any other Person, whether or not the Corporation is the surviving entity, or any binding share exchange to which the Corporation is a party;

          (d)   the sale, lease, exchange, or other disposition in one transaction or a series of related transactions of all or substantially all of the assets of the Corporation and its subsidiaries;

          (e)   the dissolution, liquidation, or winding up of the Corporation; or

          (f)    any other matter (other than the election of directors) requiring stockholder approval under the laws of the State of Delaware.

        6.     Compliance With Certain Material Agreements. All parties to this Agreement agree that they will use all commercially reasonable efforts to comply (or to cause the Corporation or any J-Com Investee to comply) with all terms and conditions of the Facilities Agreement, the PSA, the Three-Party Shareholders Agreement and the Two-Party Shareholders Agreement applicable to such party and that they will refrain from taking any action (and will cause the Corporation and any J-Com Investee to refrain from taking any action) that would violate any J-Com Material Agreement or that would result in a breach or default under any J-Com Material Agreement. Notwithstanding any other provision of this Agreement to the contrary, nothing contained in this Agreement will be deemed to permit any party to exercise any right or take any action that would result, including with the passage of time or the giving of notice or both, in an Event of Default, and each party will refrain from exercising any right or taking any action that would have such effect. The Corporation will not, and will use its reasonable efforts to cause any J-Com Investee and J-COM and its subsidiaries not to, enter into any agreement, or to permit any of them or their respective assets or properties to be bound or affected by any such agreement, after the Effective Date if the exercise of any right, or the taking of any action, specifically authorized under this Agreement would result in a breach or default thereunder, including with the passage of time or the giving of notice or both.

        7. Endorsements on Stock Certificates. All certificates representing the Class B Shares will be endorsed with the following legends:

    "THE STOCK REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO THE TERMS OF A STOCKHOLDERS' AGREEMENT AMONG THE CORPORATION AND ITS STOCKHOLDERS DATED MAY 21, 2004 (THE "AGREEMENT"), WHICH AGREEMENT, AMONG OTHER THINGS, CONTAINS RESTRICTIONS ON TRANSFER AND CERTAIN REPURCHASE RIGHTS WITH RESPECT TO SUCH STOCK. A COPY OF THE AGREEMENT IS ON FILE WITH THE CORPORATION, AND ANY ATTEMPTED TRANSFER OR PLEDGE IN VIOLATION OF THE TERMS OF SUCH AGREEMENT IS NULL AND VOID. SUCH AGREEMENT MAY BE INSPECTED AT THE PRINCIPAL OFFICE OF THE CORPORATION DURING NORMAL BUSINESS HOURS.

    THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE "ACT") OR THE SECURITIES LAWS OF ANY STATE AND HAVE BEEN ACQUIRED FOR INVESTMENT PURPOSES. THEY MAY NOT BE OFFERED OR SOLD UNLESS SUBSEQUENTLY REGISTERED UNDER THE ACT AND ALL APPLICABLE STATE SECURITIES LAWS OR UNLESS EXEMPTION FROM THE REGISTRATION REQUIREMENTS THEREOF ARE AVAILABLE FOR THE TRANSACTION, AS ESTABLISHED TO THE SATISFACTION OF THE CORPORATION, BY OPINION OF COUNSEL OR OTHERWISE."

        8.     Miscellaneous.

          (a)   Notices. All notices and other communications given hereunder shall be in writing and shall be addressed as follows:

          If to LMC or Japan VI:

      Liberty Media Corporation
      12300 Liberty Boulevard
      Englewood, CO 80112
      Attn: Charles Y. Tanabe, Esq.
      Telecopy: 720-875-5382

          If to LMI, LMINT LLC, Holdings Japan, or the Corporation:

      12300 Liberty Boulevard
      Englewood, CO 80112
      Attn: Elizabeth M. Markowski, Esq.
      Telecopy: 720-875-5858

Any notice given in accordance with this Section 8(a) will be deemed to have been given (a) on the date of receipt if personally delivered, (b) five days after being sent by U.S. mail, postage prepaid, (c) on the date of receipt, if sent by registered or certified U.S. mail, postage prepaid, (d) one Business Day after receipt, if sent by confirmed facsimile or telecopier transmission or (e) one Business Day after having been sent by a nationally recognized overnight courier service. In computing time periods, the day of the notice will be included. Any party may give notice of any change of its address or other contact information in accordance with this Section 8(a), and any such notice will not be deemed to have been given until actually received.

          (b)   Binding Agreement. This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof, and may not be modified except by a writing executed by all parties hereto, and no waiver of any provision of this Agreement shall in any event be effective unless the same shall be in writing and signed by the party against whom such waiver is sought to be enforced, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. This Agreement shall be binding upon, and inure to the benefit of, the parties and their respective successors and assigns.

          (c)   Governing Law; Jurisdiction; Waiver of Jury Trial. The provisions of this Agreement shall be construed and interpreted, and all rights and obligations of the parties hereto determined, in accordance with the internal laws of the State of Delaware. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts located in the State of Delaware in any action to interpret or enforce this Agreement and irrevocably waives any objection to jurisdiction such party may have based on inconvenience of the forum. To the fullest extent permitted by law, the parties hereto further agree that service of any process, summons, notice or document by U.S. certified or registered mail to such party's address for notices as set forth in Section 8(a) shall be effective service of process in any action, suit or proceeding in Delaware with respect to any matters to which it has submitted to jurisdiction as set forth in the immediately preceding sentence. Each party irrevocably waives all right to trial by jury in any action, suit or proceeding brought to enforce or defend any rights or remedies under this Agreement or to interpret or construe any provision of this Agreement or with respect to any dispute arising out of or related to this Agreement.

          (d)   Severability. Whenever possible each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited or invalid under such law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or this Agreement.

          (e)   Headings; Interpretation. The headings of the Sections of this Agreement have been inserted for convenience of reference only and will not be deemed to be a part of this Agreement or to affect its interpretation. Whenever the context may require, any pronouns used herein will include the corresponding masculine, feminine or neuter forms, and the singular form of names and pronouns will include the plural and vice versa. The word "including" is used by way of example and not of limitation. The word "or" is not exclusive.

          (f)    Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which, when taken together, shall constitute one and the same instrument, and each of the parties hereto may execute this Agreement by signing any such counterpart.

          (g)   No Third Party Beneficiaries. Nothing contained in this Agreement is intended to confer upon any Person, other than the parties hereto and their respective successors and permitted assigns, any benefit, right or remedies under or by reason of this Agreement.

          (h)   Enforcement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. It is accordingly agreed that the parties hereto shall be entitled to specific performance of the terms hereof, this being in addition to any other remedy to which they are entitled at law or in equity.

          (i)    Termination. This Agreement shall terminate, and no Stockholder shall have any rights or obligations hereunder and this Agreement shall become null and void and have no further effect upon the earliest to occur of the following:

            (i)    Dissolution of the Corporation;

            (ii)   Mutual agreement of all the parties hereto; or

            (iii)  Exercise of the Repurchase Right or the Acquisition Right.

        IN WITNESS WHEREOF, the undersigned have hereunto set their hands, by and through their duly authorized signatories, as of the day and year first above written.

LIBERTY MEDIA CORPORATION
By:
Name:	Elizabeth M. Markowski
Title:	Senior Vice President
LIBERTY JAPAN VI, LLC
By:
Name:	Elizabeth M. Markowski
Title:	Senior Vice President
LIBERTY MEDIA INTERNATIONAL, INC.
By:
Name:	Elizabeth M. Markowski
Title:	Senior Vice President
LIBERTY MEDIA INTERNATIONAL HOLDINGS, LLC
By:
Name:	Elizabeth M. Markowski
Title:	Senior Vice President
LIBERTY HOLDINGS JAPAN, INC.
By:
Name:	Elizabeth M. Markowski
Title:	Senior Vice President
LIBERTY JAPAN, INC.
By:
Name:	Elizabeth M. Markowski
Title:	Senior Vice President

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